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                                                                    Exhibit 99.1

[MENTOR GRAPHICS LOGO]


FOR IMMEDIATE RELEASE

            MENTOR GRAPHICS CORPORATION ANNOUNCES CLOSING OF PRIVATE

            OFFERING OF 6-7/8% CONVERTIBLE SUBORDINATED NOTES DUE 2007

WILSONVILLE, OR - June 3, 2002 - Mentor Graphics Corporation (Nasdaq: MENT) today announced the closing of a private offering of $150 million aggregate principal amount of its 6-7/8% Convertible Subordinated Notes Due 2007 issued pursuant to Rule 144A. The company has granted certain of the initial purchaser s of the Notes an option to purchase up to an additional $22.5 million principal amount of Notes for a period of 30 days from May 29, 2002. The Company intends to use the net proceeds generated from the offering to fund its acquisition of Innoveda, Inc. (Nasdaq: INOV). Any remaining proceeds are expected to be used for general corporate purposes.

The Notes will bear interest at a rate of 6-7/8% per annum and will be convertible into the company's common stock at an initial conversion price of $23.27 per share. At the initial conversion price, each $1,000 principal amount of Notes will be convertible into approximately 42.97 shares of the company's common stock. The initial conversion price represents a 45% premium over the last reported sale price of the company's common stock on May 29, 2002, which was $16.05 per share.

The Notes will be redeemable at specified prices declining to 100% of the principal amount plus accrued and unpaid interest at the company's option beginning on June 20, 2005, upon at least 20 days but not more than 60 days notice by mail to holders of the Notes.

The holders of the Notes have the ability to require the company to repurchase the Notes in the event of a change of control of the Company. In such


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case, the repurchase price would be 100% of the principal amount of the Notes plus accrued and unpaid interest.

The Notes and common stock issuable upon conversion have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainty that could cause actual results to differ materially from current expectations.

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CONTACTS

For Mentor Graphics Corporation
Ryerson Schwark
503/685-1660

or

The Abernathy MacGregor Group
Chuck Burgess
Jason Thompson
(212) 371-5999